Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (333-125031 and 333-166377) pertaining to the Chemical Financial Corporation 401(k) Savings Plan of our report dated June 18, 2015, with respect to the financial statements and supplemental schedule of the Chemical Financial Corporation 401(k) Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2014.

/s/ Andrews Hooper Pavlik PLC

Saginaw, Michigan
June 18, 2015